Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-174926) on Form N- 1A of Longboard Long/Short Fund, a series of the Northern Lights Fund Trust II, of our report dated August 10, 2016, relating to our audit of the financial statements and financial highlights, which appear in the May 31, 2016 Annual Report to Shareholders of which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm" and “Portfolio Holdings Information” in such Registration Statement.

Denver, Colorado September 27, 2015